Putnam Arizona Tax Exempt Income Fund, November 30, 2006, semiannual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended November 30, 2006, Putnam Management
has assumed $13 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 		Class A 1,599
		Class B 177
		Class C 0

72DD2		Class M 24


73A1		Class A 0.184559
		Class B 0.154809
		Class C 0.049021

74A2		Class M 0.171351


74U1		Class A 8,612
		Class B 1,074
		Class C 1

74U2		Class M 145


74V1		Class A 9.26
		Class B 9.25
		Class C 9.25

74V2		Class M 9.27


85B	Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.

61	Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.